EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in Registration Statement Nos. 333-78893, 33-35863 and 33-42261 on Form S-3 of Immucor, Inc. and in the related prospectuses and Registration Statement Nos. 33-4636, 33-24199, 33-36554, 33-41406, 33-49882, 33-62097 and 333-90552 on Form S-8 pertaining to the Key
Employee Stock Incentive Plan, Salary Reduction Plan, 1983 Stock Incentive Plan and 1986 Incentive Stock Option Plan; 1987 Non-Incentive Stock Option Plan; 1989 Non-Incentive Stock Option Plan; 1990 Stock Option Plan, 1995 Stock Option Plan, and 1998 Stock Option Plan, respectively, of Immucor, Inc., of our report dated July 19, 2002 with respect to the consolidated financial statements and schedule of Immucor, Inc. included in the Annual Report on Form 10-K for the year ended May 31, 2002.

                                            /s/ Ernst & Young LLP
                                            Ernst & Young LLP


Atlanta, Georgia
August 23, 2002